Exhibit 10.19

POLICY BULLETIN

SUBJECT:   EXECUTIVE SEVERANCE PROGRAM

                                                                                                                            Effective July 1, 2000
Reissued January 12, 2007
Reissued November 5, 2009

I.           PURPOSE

To establish a severance program for senior level executives of the Company that recognizes (i) the relatively more difficult employment transition that occurs upon the termination of employment of higher paid individuals; and (ii) that most senior level executive employees serve at the pleasure of the Company and are decidedly “at will” – meaning that the Company may terminate the employment relationship at any time for any reason without liability to the employee.

II.           SCOPE

This Program applies to corporate officers, group presidents, management level direct reports to group presidents and such other employees, as may be designated by the Chief Executive Officer of Cameron.

III.	SEPARATION ALLOWANCE PAYMENTS

Following the termination of employment by the Company for reasons other than cause, as determined in its sole discretion by the Company, the covered executive will receive separation allowance payments in the form of salary continuation for a period of twelve (12) months following termination of employment by the Company. These payments will be based on the covered executive’s base salary rate at the time of termination and will be paid through the Company’s normal payroll cycle.  Separation allowance payments will begin on the Company’s first payroll cycle that occurs after the expiration of the 35 day period following termination of employment (or 60 day period in the case of a group layoff), provided that the covered executive complies with the waiver and release requirement and other conditions of this Program, which are described below, during such period.

Under the requirements of Section 409A of the Internal Revenue Code, because the Company is publicly traded, if a covered executive is a “specified employee” and the total amount of separation allowance payments payable in the first six months following the covered executive’s termination of employment under this and any other program, policy, plan or agreement with the Company and/or any of its affiliates exceeds an applicable limit and all payments will not be made within 2½ months following the end of the calendar year in which the covered executive’s employment was terminated, then the Company will delay any payment that would cause the applicable limit to be exceeded and the payments will resume, without interest, beginning with the first regular payroll cycle that is six months following termination of employment.  The applicable limit under Section 409A is an amount equal to the lesser of (A) two times the covered executive’s base annual rate of salary during the calendar year immediately preceding the year of his or her employment termination and (B) $490,000 (for 2009), subject to adjustment for later years under the Internal Revenue Code.  The Plans Administration Committee will identify the covered executives who are specified employees in accordance with any method permitted under Section 409A and it will advise a covered executive if the specified employee delay applies to him or her.

Payment of the separation allowance payments is contingent upon signing a full and complete waiver and release in a form acceptable to the Company, returning it to the Company in a timely manner, and not revoking the release in the time provided to do so.  (Please see attached waiver and release.)  If the covered executive elects not to sign the waiver and release, or elects to revoke the waiver and release, no salary continuation benefits will be payable.

IV.	BENEFITS

Participation in all employee benefits ends on the last day of active employment including, but not limited to:

•	Healthcare Coverage
•	Dental Coverage
•	Vision Coverage
•	CC-SAVE/CC-SHARE
•	Non Qualified Deferred Compensation Plan
•	Basic and Supplemental Life Insurance
•	Basic and Voluntary AD&D
•	Business Travel Accident Insurance
•	Short Term Disability
•	Long Term Disability
•	Vacation Policy

A covered executive may elect to continue to receive the medical, dental and vision coverage in effect on the last day of active employment.  If the covered executive chooses to continue coverage, he or she must file election forms with the Company’s COBRA administrator.  Continuation coverage is subject to the terms of the plans and at the level of coverage in effect before termination.  The covered executive will pay the premiums due to continue these benefits directly to the Company’s COBRA Administrator.  Detailed information regarding election of these benefits will be provided at termination of employment.

Information regarding conversion privileges or portability of the Supplemental Life Insurance will be communicated at the time of separation.  Eligibility for distributions under any Cameron sponsored retirement plan will be pursuant to and made in accordance with the provisions of the specific plan.  The separation payment and the payment for unused vacation are not subject to deferral under the Cameron Retirement Savings Plan or the Cameron Nonqualified Deferred Compensation Plan, nor are they considered for purposes of employer contributions or accruals under such plans or any other similar plan sponsored by the Company.

Management Incentive Compensation Plan

Participation in MICP will be prorated through the last day of employment and determined on the basis of the goals and objectives established for the applicable plan year.  Payment of the MICP bonus for the final year of participation will be made at the same time as payments for that year are made for active employees with respect to such year, provided that such payment will be made prior to March 15th of the year following termination of employment.  No further bonus entitlements will be earned during the severance period.

Long-Term Incentive Plan

The terms of the Company’s Long-Term Incentive Plans and the specific provisions of the award agreement(s) will govern awards granted to the covered executive. The length of time to exercise any vested long-term incentive award is defined in the individual agreement(s).

Non-Compete/No Solicitation Commitment

As part of the waiver and release, the covered executive will recognize a commitment that his or her receipt of some of the severance benefits under this Plan will be contingent upon his or her decision not to: (1) directly or indirectly engage in any competition with the Company in any markets or product lines with which the covered executive was involved for a period of 12 months following termination; or (2) directly or indirectly participate in the solicitation or recruitment of any Company employees.  If the covered executive chooses not to accept either of these restrictions, then he or she will be entitled to receive only three months’ worth of separation payments under this Plan.

All Company property, documents and computer records, and any related materials that the covered executive may possess must be returned immediately.

Other Provisions

In addition to salary continuation as provided above, outplacement services for a period of up to 12 months will be made available through a provider chosen by the Company.

If the group in which the executive is employed is sold, merged or consolidated with another entity or business, any executive who continues employment or is offered continued employment with a new owner of a former Cameron operation in the same or reasonably comparable position, will not be eligible for benefits under this Program.  Similarly, if Cameron establishes a joint venture and the executive continues or is offered the same or a reasonably comparable position with the joint venture, the executive will not be eligible for benefits under this Program.  The Plans Administration Committee will make the determination, in its discretion, as to the comparability of any such position.

V.           OTHER SEVERANCE RIGHTS

To the extent any covered executive under this Program is entitled to receive benefits for severance pursuant to statutory or regulatory requirements or an employment contract or arrangement, the benefits hereunder, which are not intended to duplicate such benefits, will be reduced automatically to avoid any such duplication.  The determination of the reduction is the responsibility of the Plans Administration Committee whose decision will be final and binding on both the Company and the covered executive.

VI.           PROGRAM AMENDMENT AND TERMINATION

Cameron reserves the right to amend, modify, suspend or terminate this Program, in whole or in part, at any time.  Cameron does not promise the continuation of any program.  Circumstances which might cause Cameron to amend or terminate the Executive Severance Program include, but are not limited to, changes in law mandating that this Program be revised in certain respects, a determination by Cameron that the Program’s provisions or some of them may no longer be suitable as a result of changes in the circumstances of Cameron or of its employees or changes in financial circumstances or significant adverse changes in Cameron's financial circumstances.

VII.           RESPONSIBILITIES

The general administration of this Program is the responsibility of the Plans Administration Committee, which has final and binding authority to administer this Program in accordance with its stated terms.  The corporate vice-president responsible for human resources will have overall responsibility to effectuate the terms and conditions of this Program and for the day-to-day administration of this Program. These responsibilities may be delegated to other person or persons including group personnel where appropriate.

VIII.	SECTION 409A COMPLIANCE

Notwithstanding anything to the contrary in this Program, if any payment of separation allowance payments under this Program would subject the covered executive to additional taxes and interest under Section 409A of the Internal Revenue Code because the timing of such payments is not delayed for the first six months following a covered executive’s termination of employment with the Company, then any such payments will be accumulated and paid in equal monthly installments, without interest, beginning on the first business day that is six months following termination of employment.

Under this Program, a termination of employment will have the same meaning as a “separation from service” under Section 409A of the Internal Revenue Code.  For example, if a covered executive will be providing significant post-termination consulting services to the Company or any of its affiliates, his termination of employment may not be considered to occur for purposes of this Program until the consulting arrangement ends.  Further, for purposes of Section 409A of the Internal Revenue Code, installments of separation allowance payments will be treated as separate payments.

WAIVER AND RELEASE AND
ACCEPTANCE OF ADDITIONAL SEPARATION ALLOWANCE BENEFITS

In consideration of CAMERON INTERNATIONAL CORPORATION'S (the “Company’s”) agreement to provide me with severance benefits under its Executive Severance Program (the “Plan”), and subject to the terms and conditions of the Plan, I hereby waive and release Cameron International Corporation, its past, present, and future owners, parents, subsidiaries, and affiliates, and their respective past, present, and future directors, shareholders, officers, employees, agents, insurance carriers, administrators, legal representatives and all benefit plans sponsored by any of them (except for benefits under the Plan and any pension plan), past or present (individually and collectively, the “Released Parties”), from liability for any and all claims, damages, actions, rights, demands and causes of action of any kind that I now have or may have against the Released Parties, including without limitation all claims related to my employment or the termination of my employment by the Company, whether known or unknown, arising under any federal, state or local fair employment or discrimination laws, including but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Americans With Disabilities Act, the Worker Adjustment and Retraining Notification Act, and any applicable state’s or locality’s fair employment statutes, any other local, state or federal wage and hour law.  I further waive and release any claims or demands arising under any other federal, state or local law, including but not limited to, common law claims relating to breach of contract, wrongful or constructive discharge, violation of public policy, and common law tort.  This Waiver and Release (also referred to as this “Agreement”) excludes any claims for medical or income replacement benefits for work-related injuries currently pending or permitted by law and further excludes any pension or unemployment compensation benefits to which I may be otherwise entitled.  This Agreement does not apply to any rights or claims that may arise after its effective date.  In addition, nothing in this Agreement prevents me from filing any non-legally waivable claim (including a challenge to the validity of this agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agencies or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agencies; however, I understand and agree that I am waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.

I acknowledge that this Agreement is not intended to indicate that such claims exist or that, if they do exist, they are meritorious.  Rather, it is simply an agreement that, in return for the severance benefits as stated in the Plan, any and all potential claims of this nature that I may have against any of the Released Parties, regardless of whether they actually exist, regardless of whether they are known or unknown to me at this time, are expressly settled, compromised, and waived.

By signing this agreement, I am, and I understand and agree that I am, bound by it.  Anyone who succeeds to my rights and responsibilities, such as heirs or the executor of my estate, is also bound by this agreement.  This release also applies to any claims brought by any person or agency or class action under which I may have a right or benefit.  I represent and warrant that no other person or entity has any interest in or been assigned any interest in claims or causes of action, if any, I may have against any of the Released Parties and which I am now releasing in their entirety.

I agree and acknowledge that the only benefits to which I am entitled in association with the termination of my employment with the Company and any of its affiliates are the benefits stated in the Plan and that I am not entitled to any additional benefits under any other policy, plan or agreement of the Company or any Released Party in connection with my termination, including but not limited to any employment or severance agreement between me and any Released Party or any other benefits under any other severance, retention, bonus or incentive plan of the Company or any of its affiliates, shareholders or predecessors (except for benefits under the Plan and any Company pension plan).  I further acknowledge that I have received reimbursement for all reimbursable business expenses I incurred on behalf of the Company or any of its affiliates.  I also acknowledge that I have been paid all wages owed to me by any Released Party up until the day that I signed this Agreement and that I have been provided all leaves (paid and unpaid) to which I was entitled during the term of my employment.

I have signed this agreement voluntarily and without coercion or duress.  I understand the final and binding effect of this agreement and agree to each of its terms.  I acknowledge that the only promises made to me to sign this agreement are those stated in the Plan and that no other understanding concerning the subject matter of this agreement, whether oral or written, exists.  I have been advised to consult with an attorney prior to executing this agreement and I have been given at least twenty-one (21) days to consider this agreement before signing (or forty-five (45) days in the case of any employment termination program offered to a group or class of employees).  If I sign this agreement, I understand that I have seven (7) days after the date I sign to revoke, in writing, this agreement.  Any such revocation must be delivered to my Human Resources Representative to be effective.  This agreement will not become effective or enforceable until this seven (7) day period has expired.  I further acknowledge that I have carefully read the Plan and this agreement, understand their terms, and I am voluntarily accepting the Company’s offer of benefits under that Plan.  I understand that the severance benefits provided under the Plan are valuable consideration to which I would not otherwise be entitled, but are solely in return for the waiver of rights and claims stated in this agreement.

I further agree that my entitlement to any more than three months’ worth of  severance benefits provided under the Plan is contingent on my choice to not: (1) become engaged in any employment or other enterprise that involves being in competition with the Company in any of the markets or product lines with which I was involved while employed by the Company for a period of 12 months following termination; and (2) directly or indirectly, participate in the solicitation or recruitment of any Company employees for the 12-month period following termination.  I expressly acknowledge and agree that if I choose not to follow either or both of these restrictions, I will be entitled to receive only three (3) months’ worth of separation benefits.

Based upon the signing of this agreement, I further agree not to commence any lawsuit against any Released Party for matters covered by this agreement, nor to participate in any such action other than as required by law (except as necessary to protect my rights under this agreement).  I represent that, as of the effective date of this agreement, I have not brought or joined any lawsuit or filed any charge or claim against any Released Party in any court or before any government agency.  Should any provision of this agreement be declared invalid by a court of competent jurisdiction, the remaining provisions will remain in full force and effect.  The Company and I agree that the noncompetition restrictions provided above is reasonable and necessary to protect the proprietary information of Company and its affiliates.  Nevertheless, if that restriction is found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the court will modify the restrictions so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

This agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of law principles thereof.

Signed by:                                            ______________________________________________

Printed Employee Name:                     ______________________________________________

Dated:                                                    ______________________________________________

Company Representative:                  _______________________________________________

Dated:                                                    _______________________________________________